N E W S   R E L E A S E
                                                 DADE BEHRING
DADE BEHRING INC.
1717 Deerfield Road
P.O. Box 778
Deerfield, IL  60015-0778
847.267.5300

For Immediate Release

Contact:  Fred Nachman for Dade Behring, 312-832-9300 x202
          Joe Grillo for Bain Capital, 617-951-0000

   Dade Behring Announces Hoechst AG Will Increase Ownership Position


     DEERFIELD, Ill. (May 3, 1999) - Dade Behring Inc., a leading global manufacturer and marketer of products and systems serving clinical diagnostics, today announced that Hoechst AG will increase its economic ownership in the company.  Hoechst AG, headquartered in Frankfurt,

Germany, currently owns a 32.5 percent share of Dade Behring.


     The increased ownership will result from a share repurchase program under which Dade Behring will repurchase a portion of its outstanding stock from its non-Hoechst AG shareholders.  The share repurchase program will be accomplished through a recapitalization and refinancing.

The non-Hoechst AG shareholders - Bain Capital, Goldman Sachs and company management - will continue to be the controlling shareholder group.


     With 1998 revenues of approximately $1.3 billion, Dade Behring is among the largest clinical diagnostics companies worldwide and provides the broadest available offering of products and systems for diagnostics testing.  Dade Behring is headquartered in Deerfield, Illinois, has operations in 39 countries and works through distributors in other regions.

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